(d)(7)

Execution Version

RECAPITALIZATION AGREEMENT

Dated as of December 4, 2012

by and among

VENTURA CAPITAL PRIVADO, S.A. DE C.V.

and

MAXCOM TELECOMUNICACIONES, S.A.B. DE C.V.

RECAPITALIZATION AGREEMENT

THIS RECAPITALIZATION AGREEMENT (this “Agreement”), dated as of December  4, 2012, by and among Ventura Capital Privado, S.A. de C.V., a sociedad anónima de capital variable (the “Purchaser”), and Maxcom Telecomunicaciones, S.A.B. de C.V., a sociedad anónima bursátil de capital variable (the “Company”).

WHEREAS, pursuant to certain agreements to tender executed by and between the Purchaser and certain controlling shareholders (the “Controlling Shareholders”) of the Company as described in Exhibit 1 hereof (collectively, the “Agreements to Tender”), each of the Controlling Shareholders has agreed to, among other things, enter into an irrevocable mandate agreement with Banco INVEX, S.A., Institución de Banca Múltiple, INVEX Grupo Financiero, Fiduciario and the Bidder, in substantially the same terms and conditions set forth in the draft of agreement attached hereto as Exhibit “A”, and to transfer its Company Shares to Banco INVEX, S.A., Institución de Banca Múltiple, INVEX Grupo Financiero, Fiduciario “Escrow Agent”) pursuant to the terms of such  irrevocable mandate agreement (the “Escrow Agreement”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, at a meeting duly called and held and at which a quorum was present throughout, (i) determined that this Agreement, including the Offer, is advisable; (ii) declared that this Agreement and the Offer, are fair to and in the best interests of the Company and the Company’s shareholders; (iii) adopted this Agreement in accordance with the applicable law, and approved the transactions contemplated hereby, including the Offer and the Debt Exchange; (iv) resolved to recommend that the Company’s shareholders accept the Offer, tender their Company Shares to Purchaser pursuant to the Offer and cause the Company to accept and initiate the Debt Exchange; and

WHEREAS, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Debt Exchange and also to prescribe various conditions to the Offer and the Debt Exchange.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Purchaser and the Company agree as follows:

ARTICLE ONE
THE OFFER

Section 1.1                                   The Offer.

(a)                                 Subject to the Provisions of this Agreement, provided that this Agreement shall not have been terminated in accordance with Article Seven hereof, as promptly as reasonably practicable, but in any event within 10 Business Days, after receiving all Pre-Offer Required Approvals from the corresponding Governmental Authorities to initiate the Offer, the Purchaser (i) shall commence (within the meaning of Article 98 of the Mexican Securities Law, as amended and the corresponding legal dispositions of the U.S. Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, collectively the “Securities Laws”)) a public offer (the “Offer”) to purchase up to 100% (one hundred percent) of the outstanding shares of the Company’s common stock, full voting rights, without par value (the “Common Shares”), regardless whether such shares of the Company are represented by (i) Certificados de Participación Ordinarios (“CPO”) issued by Nacional Financiera, S.N.C. in connection with the Neutral Investment Trust No. 80526 dated October 17, 2007, each CPO representing 3 (three) shares of the Company, (ii) American Depositary Shares (“ADS”) evidenced by American Depositary Receipts (“ADR”), each ADR representing 7 (seven) CPOs, (iii) Common Shares certificates or (iv) any other form of security which underlying value are shares of the Company (collectively, the “Company Shares”) at the Offer Price, file all necessary documents with the Comisión Nacional Bancaria y de Valores (the “CNBV”) and the U.S. Securities and Exchange Commission (the “SEC”), publish and distribute an Offer to Purchase (the “Offer to Purchase”) and make all deliveries, mailings and notifications required by the Securities Laws (collectively, with the Offer to Purchase, the “Offer Documents”), in connection with the Offer; and (ii) shall consummate the Offer, subject to the terms and conditions thereof and the terms and conditions of this Agreement.

(b)                                 The Purchaser agrees to pay a cash purchase price per CPO of Ps$2.90 (two pesos 90/100) or its equivalent for each ADR, Common Share, or any other security which underlying value are Company Shares, as applicable (such amount being hereinafter referred to as the “Offer Price”).

(c)                                  The Offer shall only be subject to the conditions set forth in Section 1.1(e) of this Agreement.  The Purchaser shall provide the Company and its counsel with a reasonable opportunity to review and comment on all filings to be made with the CNBV or SEC and the Offer Documents.  Purchaser shall promptly provide the Company and its counsel in writing with, and consult with the Company and its counsel regarding, any comments Purchaser or their counsel may receive from time to time from the CNBV or SEC or their staff related to the Offer, the Offer Documents or the transactions contemplated hereby.  The Purchaser agrees and represents that the Offer Documents will comply in all material respects with the provisions of the Securities Laws and, on the date first published, sent or given to the shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Purchaser agrees promptly to correct any information in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and the Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed as and to be disseminated to the shareholders.

(d)                                 Purchaser shall, subject to the conditions provided in this Agreement, accept for payment and pay for all Company Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Offer Expiration Date (defined below) and in any event in compliance with the obligations respecting prompt payment pursuant to the Securities Laws.

(e)                                  The obligation of the Purchaser to accept for payment or pay for any Company Shares validly tendered and not validly withdrawn prior to the expiration of the Offer will be subject only to the satisfaction or waiver of the following conditions (the “Tender Offer Conditions”):

(i)                                     Since the date of this Agreement, no change, event or development shall have occurred which would reasonably be expected to cause a Material Adverse Effect to the Company;

(ii)                                  All the representations and warranties of the Company under this Agreement shall be true and correct (disregarding any qualifications with respect to materiality or “Material Adverse Effect”) in all material respects as of the date Purchaser commences the Offer except (i) where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate a Material Adverse Effect and (ii) representations and warranties that expressly speak only as of a specific date or time, which need only be true and correct in all material respects as of such other date or time;

(iii)                               The conditions to consummation of the Debt Exchange shall have been satisfied in accordance with Article Six of this Agreement;

(iv)                              More than 50% (fifty percent) of all of the outstanding fully diluted Company Shares on the Offer Expiration Date have been duly tendered into the Offer; and

(v)                                 Approvals from the i) CNBV, ii) COFECO, and iii) SCT, required to consummate the Offer, (a) shall have been obtained under conditions or restrictions that would not create a Material Adverse Effect on the Offer, or Maxcom; (b) shall have not been modified in any material way that would create a Material Adverse Effect on the Offer, or Maxcom and (c) shall have not been revoked

(f)                                   The Offer shall remain open until the date that is twenty (20) Business Days after (and including the day of) the commencement of the Offer (the “Offer Expiration Date”), unless the Purchaser shall have extended the period of time for which the Offer is open pursuant or as may be required by applicable Law, in which event the term “Offer Expiration Date” shall mean the latest time and date as the Offer, as so extended, may expire; provided, however, that the

Purchaser may provide a subsequent offering period (and one or more extensions thereof) after the Expiration Date, in accordance with the Securities Law.  If on the initial Expiration Date the Offer Conditions have been satisfied, Bidder may, in its sole discretion, extend the Offer to a date that is not later than five (5) Business Days after the initial Expiration Date, solely to allow an increase on the number of Shares tendered in the Offer.

(g)                                  If on the initial Expiration Date the Offer Conditions have not been satisfied or waived, Purchaser shall extend the Offer until all the Offer Conditions have been satisfied or waived, provided that Purchaser shall not be compelled to extend the Offer to a date that is later than ten (10) Business Days after the initial Expiration Date.  Purchaser shall have the right, at its own election, to further extend the Offer for additional ten (10) Business Days to a date up to twenty (20) Business Days after the initial Expiration Date.  The Offer Documents will provide that (i) all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Company Shares will be determined by the Purchaser, in its sole reasonable discretion, which determination will be final and binding on all parties, and (ii) the Purchaser reserves the absolute right to waive any defect or irregularity in any tender of Company Shares.

Section 1.2                                   Company Actions.

(a)                                 The Company Board will announce and publish its opinion with respect to the Offer, as provided under the applicable dispositions of the Securities Laws (including but not limited to Article 101 of the Mexican Securities Law), setting forth the Board Recommendation (as defined below), and the Company hereby represents, that the Company Board, at a meeting duly called and held at which a quorum was present throughout, has (i) determined that this Agreement, including the Offer, is advisable; (ii) declared that this Agreement and the Offer, taken together, are fair to and in the best interests of the Company and the Company’s shareholders; (iii) approved the transactions contemplated hereby, including the Offer and the Debt Exchange (as hereinafter defined); (v) resolved to recommend that the Company’s shareholders accept the Offer, tender their Company Shares to the Purchaser pursuant to the Offer and, to the extent necessary, approve and initiate the Debt Exchange (such recommendation, the “Board Recommendation”); and (vi) that the Company consents to the inclusion of the foregoing determinations and approvals in the Offer Documents.

(b)                                 In connection with the Offer, the Company will promptly furnish the Purchaser with available mailing labels, security position listings, beneficial owner lists and any available listing or computer list containing the names and addresses of the record holders of the Company Shares as of the most recent practicable date and shall furnish the Purchaser with such additional available information (including, but not limited to, updated lists of holders of Company Shares and their addresses, mailing labels and lists of security positions and beneficial owner lists) and such other assistance as the Purchaser or its agents may reasonably request in communicating the Offer to the Company’s record and beneficial shareholders.  Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Purchaser and its Affiliates, associates, agents and advisors, shall keep such information confidential and use the information contained in any such labels, listings and files only in connection with the Offer and, should the Offer terminate or if this Agreement shall be terminated, will deliver to the Company all copies of such information then in their possession.

(c)                                  Upon (i) the Offer being made in accordance with the terms and conditions of this agreement, and (ii) provided that the Tender Offer Conditions have been satisfied or waived by Purchaser, the Company Board shall provide the written notice contemplated by clause 2(a) of the Escrow Agreement to the  Escrow Agent to cause the Company Shares being held in escrow, to be tendered in the Offer as set forth in the Escrow Agreement.

ARTICLE TWO THE DEBT EXCHANGE

Section 2.1                                   The Debt Exchange.

(a)                                 Provided that this Agreement shall not have been terminated in accordance with Article Seven hereof, as promptly as reasonably practicable, and in any event within 5 Business Days after the approval to launch the Offer by the CNBV, which filing shall be duly submitted to the CNBV for review and approval no later than 15 Business Days following execution of this Agreement, the Company (i) shall commence an offer to exchange (“Debt Exchange”) up to 100% (one hundred percent) of the its current outstanding 11% Senior Notes due 2014 (the “Current Notes”) for a like amount of new notes to be issued by the Company in accordance with the terms and conditions set forth on Exhibit 2 (the “New Notes”); (ii) shall, upon commencement of the Debt Exchange file all necessary documents and make all deliveries, mailings and telephonic notices required, in each case in connection with the Debt Exchange (the “Debt Exchange Documents”); and (iii) shall use its reasonable best efforts to consummate the Debt Exchange, including management’s participation in due diligence and marketing activities, subject to the terms and conditions approved by Purchaser and the terms and conditions of this Agreement.  The obligation of the Company to accept in exchange any Current Notes validly tendered and not validly withdrawn prior to the expiration of the Debt Exchange will be subject only to the satisfaction or waiver of the conditions set forth in Article Six hereto (the “Debt Exchange Conditions”).

(b)                                 The Debt Exchange shall remain open until the date that is twenty (20) Business Days after (and including the day of) the commencement of the Debt Exchange (the “Debt Exchange Expiration Date”), unless the Company shall have extended the period of time for which the Debt Exchange is open pursuant to, and in accordance with, the terms of the succeeding two sentences or as may be required by applicable Law, in which event the term “Debt Exchange Expiration Date” shall mean the latest time and date as the Debt Exchange, as so extended, may expire.  If at any Debt Exchange Expiration Date, any of the Debt Exchange Conditions is not satisfied or waived by the Company, (i) the Company shall extend the Exchange Offer from time to time for periods of not more than five (5) Business Days each until the date that is twenty (20) Business Days after the initial Debt Exchange Expiration Date (for the avoidance of doubt, the initial Debt Exchange Expiration Date is the twentieth Business Day after the commencement of the Debt Exchange), and (ii) after the expiration of the twenty (20) Business Day period referred to in clause (i) above, the Company may extend the Debt Exchange from time to time for periods of not more than ten (10) Business Days each until the earlier of (x) the date on which all of the Debt Exchange Conditions are satisfied or waived or (y) the date on which this Agreement is terminated in accordance with Article Seven hereof.

(c)                                  Subject to the terms of the Debt Exchange and this Agreement and the satisfaction (or waiver by the Company prior consent from Purchaser, if applicable) of all the Debt Exchange Conditions as of the Debt Exchange Expiration Date, the Company will accept for exchange up to all Current Notes validly tendered and not validly withdrawn pursuant to the Debt Exchange promptly after the Exchange Offer Expiration Date in exchange for New Notes.  Without the prior written consent of the Purchaser, the Company shall not accept for exchange any Current Notes in the Debt Exchange if, as a result, the Company would acquire less than 90% of the total number of outstanding Current Notes.

(d)                                 The Company represents that the Debt Exchange Documents will comply in all material respects with the provisions of applicable federal securities Laws and, on the date first published, sent or given to the Bondholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company agrees promptly to correct any information provided by it for use in the Debt Exchange Documents if and to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Debt Exchange Documents as so corrected to be filed and to be disseminated to the Bondholders, as and to the extent required by applicable Securities Laws.

(e)                                  The Debt Exchange Documents will provide that (i) all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for any exchange of Current Notes will be determined by the Company, in its sole discretion, which determination will be final and binding on all parties, and (ii) the Company reserves the absolute right to waive any defect or irregularity in any exchange of the Notes.

ARTICLE THREE
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Section of the disclosure letter dated the date hereof and delivered by the Company to the Purchaser with respect to this Agreement on the date hereof (the “Disclosure Letter”) that specifically corresponds to such Section (or in any other Section of the Disclosure Letter if it is reasonably apparent upon reading the disclosure in such other Section that such disclosure is responsive to the appropriate Section of this Article Three) and (ii) as disclosed in the Company SEC Reports (as defined below) filed or furnished by the Company to the SEC filed on or after April 25, 2012 and prior to the date hereof (to the extent such disclosure does not constitute a “risk factor” or forward-looking statement), the Company represents and warrants to Purchaser as follows:

Section 3.1                                   Organization and Qualification.

(a)                                 The Company is a sociedad anónima bursátil de capital variable duly organized and validly existing under the laws of Mexico.  Each of the Company’s Subsidiaries is a corporation or other business entity duly organized, validly existing and in good standing or has comparable status under the Laws of the jurisdiction of its incorporation or organization.  The Company and each of its Subsidiaries has the requisite corporate or similar organizational power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing or has comparable status, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing (or comparable status) necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  A true, complete and correct list of every jurisdiction in which the Company and each of its Subsidiaries are incorporated or qualified to do business is set forth on Section 3.1(a) of the Company Disclosure Letter.

(b)                                 The Company has delivered to or made available to Purchaser prior to the execution of this Agreement correct and complete copies of (i) any amendments to the Company’s charter of incorporation and bylaws as currently in effect (the “Company Governing Documents”) and (ii) the charter of incorporation and bylaws or the equivalent organizational documents of each Subsidiary of the

Company (the “Subsidiary Governing Documents”).  The Company Governing Documents and the Subsidiary Governing Documents are in full force and effect, and no other organizational documents are applicable to or binding upon the Company and its Subsidiaries.  The Company and each of its Subsidiaries are in compliance with the terms of the Company Governing Documents and Subsidiary Governing Documents, as appropriate, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)                                  Section 3.1 of the Disclosure Letter sets forth, with respect to each Subsidiary of the Company:  (i) its name, type of entity and jurisdiction of incorporation or organization; (ii) each jurisdiction (whether federal, state, local or foreign) in which such Subsidiary of the Company is qualified to conduct business; and (iii) its authorized capital stock or share capital and the number of issued and outstanding shares (or other equity interests) and the record owner(s) thereof.

Section 3.2                                   Capitalization.  As of the date of this Agreement, the entire authorized capital stock of the Company is as set forth on Section 3.2 of the Disclosure Letter.  There are no bonds, debentures, notes or other indebtedness having general voting rights similar to the voting rights of the Common Shares (or convertible into Common Shares having such rights) (“Voting Debt”) of the Company or any of the Subsidiaries of the Company issued and outstanding.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments of any character, relating to the issued or unissued capital stock or other equity interests of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible or exchangeable for such shares or equity interests, except as set forth on Section 3.2 of the Disclosure Letter.  Except as contemplated by this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Common Shares or the capital stock or other equity interests of the Company or any of its Subsidiaries.  All of the outstanding Common Shares are duly authorized, validly issued, fully paid and non-assessable, and such Common Shares were not issued in violation of any Laws.  Each of the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever and was not issued in violation of any Laws.

Section 3.3                                   Authority Relative to this Agreement and Related Matters.  The Company has all necessary corporate power and authority to execute and deliver this Agreement and (subject, if required, to receipt of the Company Shareholder Approval) to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Company, the performance of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the Company Board and no other corporate proceedings on the part of the Company or any of its Subsidiaries are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (1).  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by the Purchaser, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

Section 3.4                                   No Conflict; Required Filings and Consents.

(a)                                 None of the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby will (i) conflict with or violate the Company Governing Documents or any Subsidiary Governing Documents or any resolution adopted by the shareholders of the Company or the board of directors or any committee of the Company Board or any Subsidiary of the Company; (ii) assuming that all Consents described in Section 3.4(b) have been obtained, conflict with or violate any Law applicable to the Company or any of its Subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected; or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit, or the creation of any Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or affected (any of the foregoing referred to in clause (ii) above or this clause (iii) being a “Company Violation”), other than, in the case of clause (ii) or clause (iii) above, any such Company Violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 Other than (i) the requirements of the Securities Laws (including the CNBV and the NYSE) and any applicable state securities, “blue sky” Law, (ii) the COFECO and SCT authorizations or (iii) as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect none of the execution and delivery of this Agreement by the Company, none of the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby does or will require any consent, waiver, approval, authorization or permit of, or registration or filing with or notification to (any of the foregoing being a “Consent”), any domestic, foreign or supranational government or subdivision thereof, administrative, governmental or regulatory authority, agency, commission, tribunal or body or self-regulatory organization (each a “Governmental Entity”).

Section 3.5                                   Undisclosed Liabilities; Absence of Certain Changes.

(a)                                 Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise that would be required by IFRS to be reflected on a consolidated balance sheet of the Company, except for (i) liabilities and obligations that are reflected in the balance sheet of the Company as of December 31, 2011 (the “Company Balance Sheet”) or disclosed in the notes thereto or in the Interim Financial Statements and (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2011, (iii) liabilities or obligations which have been discharged in the ordinary course of business consistent with past practice, (iv) liabilities and obligations that, in each case, have not had and would not reasonably be expected to have, individually or in the aggregate a Material Adverse Effect.

(b)                                 Since December 31, 2011, (i) there has not occurred or existed any Effect that, individually or in the aggregate with all other Effects, has constituted or would reasonably be expected to constitute a Material Adverse Effect and (ii) the businesses of the Company and each of its Subsidiaries have been conducted only in the ordinary course of business consistent with past practice and

Section 3.6                                   Compliance with Applicable Laws.

(a)                                 Each of the Company and its Subsidiaries holds all material Governmental Permits, and no Person or entity other than the Company or a Subsidiary thereof owns or has any proprietary, financial or other interest (direct or indirect) in any of the material Governmental Permits necessary to operate the Company’s business as conducted on the date of this Agreement (the “Required Permits”).  Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, each of the Company and its Subsidiaries is in compliance with the terms of the Required Permits, and all such Required Permits are valid and in full force and effect in all material respects.  No suspension or cancellation of any of the Required Permits is pending or, to the knowledge of the Company, threatened.  The businesses and operations of the Company and its Subsidiaries and their respective predecessors are being, and since January 1, 2010 have been, conducted in compliance in all material respects with all Laws except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  As of the date of this Agreement, expect as set forth in Section 3.6(a) of the Disclosure Letter, to the knowledge of the Company, neither the Company nor any Subsidiary of the Company is currently the subject of any review or investigation by any Governmental Entity.

(b)                                 Maxcom is current in the filling of all reports required to be filed by it pursuant to the Securities Laws, and each such report complies as to form in all material respects to the rules and regulations promulgated under the Securities Laws.

(c)                                  Except where such action or violation would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, neither the Company and to the Knowledge of the Company, its Subsidiaries, their respective directors, officers, employees, consultants, joint venture partners, agents, representatives nor any other Person associated with or acting on their behalf, have directly or indirectly (1), made, promised, offered, or authorized (i) any unlawful payment or the unlawful transfer of anything of value, directly or indirectly, to any government official, employee or agent, political party or any official of such party, or political candidate, or (ii) any unlawful bribe, rebate, influence payment, kickback or similar unlawful payment, or (2) violated the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Laws applicable to the Company or any of its Subsidiaries in any jurisdiction outside the United States (collectively, the “FCPA”).  The Company has established reasonable internal controls and procedures intended to ensure compliance with the FCPA.

Section 3.7                                   Material Contracts.

(a)                                 Except as set forth in the Disclosure Letter or the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2011 and as permitted pursuant to Section 5.1, neither the Company nor any of its Subsidiaries is a party to or bound by

(i)                                     any agreement relating to the incurring or guarantee of Indebtedness by the Company or any of its Subsidiaries in an amount in excess of US$250,000.00 (two hundred fifty thousand dollars 00/100) in the aggregate, including any such agreement which contains provisions that restrict, or may restrict, the conduct of business of the issuer thereof as currently conducted (collectively, “Instruments of Indebtedness”);

(ii)                                  any agreement providing for the indemnification, in excess of US$250,000.00 (two hundred fifty thousand dollars 00/100), by the Company or a Subsidiary of the Company of any Person other than standard form indemnity provisions in agreements with customers of the

Company or any of its Subsidiaries entered into in the ordinary course of business consistent with past practice;

(iii)                               any joint venture, partnership or similar agreement;

(iv)                              any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business;

(v)                                 any contract or agreement providing for any payments that are conditioned, in whole or in part, on a change of control of the Company or any of its Subsidiaries, or that will have increased benefits, or accelerated vesting of benefits due to the consummation of the transactions contemplated hereby (including the Offer and the Merger);

(vi)                              any collective bargaining agreement;

(vii)                           any agreement material to the Company and its Subsidiaries, taken as a whole, pertaining to the acquisition, transfer, development, sharing, licensing or use of or granting any right to use or practice any rights under any Intellectual Property;

(viii)        any agreements pursuant to which the Company or any of its Subsidiaries leases or subleases any material real property from or to third parties;

(ix)                              any contract or agreement material to the Company and its Subsidiaries, taken as a whole, providing for the outsourcing or provision of servicing of customers, technology or product offerings of the Company or its Subsidiaries;

(x)                                 any employment or consulting contract with any current executive officer of the Company or any Subsidiary of the Company or any member of the Company Board or the board of directors of any Company Subsidiary; or

(xi)                              any other contract or other agreement not made in the ordinary course of business consistent with past practice that (A) is not within any of the other categories described in this Section 3.7(a) but is material to the Company and its Subsidiaries taken as a whole, (B) would reasonably be expected to result in revenues, receipts, liabilities or expenditures, or otherwise involve an amount, in excess of US$500,000 (five hundred thousand dollars 00/100) per year or (C) would reasonably be expected to materially delay or prevent the consummation of the Offer, the Debt Exchange or any of the transactions contemplated by this Agreement (the agreements, contracts and obligations set forth in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2011 and the agreements, contracts and obligations listed in clauses (i) through (xi) being referred to herein as “Company Material Contracts”).

(b)                                 Section 3.7 (a) of the Disclosure Letter sets forth as of the date hereof all of the Company Material Contracts.  True, correct and complete copies of each Company Material Contract have been made available to Purchaser.

(c)                                  Each Company Material Contract is valid and binding on the Company (or, to the extent a Subsidiary of the Company is a party, such Subsidiary) and, to the knowledge of the Company, any other party thereto, and each Company Material Contract is in full force and effect.  Neither the Company nor any of its Subsidiaries is in breach or default under any Company Material Contract or is aware of any condition that with the passage of time or the giving of notice or both would result in such a breach or default, except in each case where any such breaches or defaults have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Neither the Company nor any Subsidiary of the Company knows of, or has received written notice of, any breach or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any Company Material Contract by any other party thereto except where any such violations or defaults have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.8                                   Litigation.  Except as set forth in the Disclosure Letter, there are no suits, claims involving an amount in excess of $1,000,000.00 (one million pesos 00/100), actions, arbitrations, alternative dispute resolution actions, proceedings or investigations (whether civil, criminal, administrative or otherwise) pending or, to the knowledge of the Company, threatened, against (or naming as a party thereto) the Company or any of its Subsidiaries or any of their respective properties or assets (or to the Company’s knowledge, any director or officer of the Company or any of its Subsidiaries in such capacity as director or officer).  Neither the Company, its Subsidiaries nor any of their respective properties or assets is subject to any outstanding orders, writs, injunctions or decrees that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.9                                   Labor Matters.

(a)                                 Except as failure to comply would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, with respect to employees of and service providers of the Company:  the Company complies and since January 1, 2010 has complied in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wage and hours requirements and immigration status, including any such Law respecting employment discrimination, workers’ compensation, family and medical leave, the Federal Labor Law and occupational safety and health requirements, and no claims or investigations are pending or, to the Company’s knowledge, threatened with respect to such Law, either by private individuals or by governmental agencies.

(b)                                 Except as  would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, no material grievance or arbitration proceeding arising out of or under collective bargaining agreements or employment relationships (involving more than one employee) is pending, and no claims therefore exist or have, to the Company’s knowledge, been threatened; no labor strike, lock-out, slowdown, or work stoppage is pending or, to the Company’s knowledge, threatened against or directly affecting the Company; and, to the Company’s knowledge, no fact or event exists that is likely to cause any of the representations set forth in this Section 3.9 to be untrue on or before the Offer Expiration Date and the Debt Exchange Expiration Date.

Section 3.10                            Intellectual Property.

(a)                                 Set forth on Section 3.10(a) of the Disclosure Letter, with the application number, application date, registration issue number, registration issue date, title or mark, country or other jurisdiction and owner(s), as applicable, are all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications for registration thereof, (iii) copyright work registrations and applications for registration thereof, and (iv) Internet domain name registrations and applications and reservations therefore, in each case that are owned by or on behalf of the Company or any of its Subsidiaries.  With respect to each item of Intellectual Property required to be identified in this Section 3.10(a): (i) the Company or its Subsidiary is the sole owner of and possesses all right, title, and interest in and to Intellectual Property, free and clear of any lien; (ii) such Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge of which the Company has received notice; (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand of which the Company has received notice is pending or, to the knowledge of the Company, is threatened that challenges the legality, validity, enforceability, registrations, use, or ownership of such Intellectual Property; and (iv) neither the Company nor any of its Subsidiaries has agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to such Intellectual Property.

(b)                                 Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, none of (i) the Company or any of its Subsidiaries, (ii) the Intellectual Property owned by the Company or any of its Subsidiaries, or (iii) the operation of the business of the Company or any of its Subsidiaries interferes or has interfered with, infringes or has infringed upon, misappropriates or has misappropriated, or otherwise has come into conflict with any Intellectual Property rights of third parties, and neither the Company nor any of its

Subsidiaries has received any written charge, complaint, claim, demand, or notice during the past five (5) years, (or earlier, if not resolved) alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party).  To the knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company or any of its Subsidiaries during the past five (5) years (or earlier if not resolved), excluding any such interference, infringement or misappropriation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)                                  The Information Systems of the Company and its Subsidiaries are adequate for the operation of their respective businesses as presently conducted, and none of such Information Systems depend upon any Information System of any other Person.  The Company uses reasonable means to protect the security and integrity of all such Information Systems.  The Company’s use of any Information Systems does not exceed the scope of the rights granted to the Company with respect thereto, including any applicable limitation upon the usage, type and/or number of licenses, users, hardware, time, services or systems.  There has not been any material malfunction with respect to any of the material Information Systems of the Company or its Subsidiaries since January 1, 2010 that has not been remedied or replaced in all material respects except as set forth in Section 3.10(c) of the Disclosure Letter.

(d)                                 Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, the use of the Data by the Company and its Subsidiaries in the operation of their business does not infringe or violate the privacy rights of any Person or otherwise violate any Law or regulation.  The Company and its Subsidiaries have taken reasonable and customary measures consistent with generally accepted industry practices to protect the privacy of the Data of their respective customers.  Since January 1, 2010 there have been no security breaches with respect to the privacy of such Data except as set forth in Section 3.10(d) of the Disclosure Letter. As of the date of this Agreement, no Person has made a written claim any compensation from the Company for the loss of or unauthorized disclosure or transfer of personal Data, and, to the Company’s knowledge, no facts or circumstances exist that might give rise to such a claim.

Section 3.11                            Taxes.

(a)                                 With respect to the Company and each of its Subsidiaries has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:  (i) all Tax Returns with respect to any income taxes have been timely filed, and were true, correct and complete in all respects, with the appropriate Governmental Entities in all jurisdictions in which such Tax Returns are required to be filed; (ii) all Taxes owed by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid and discharged, except for Taxes as set forth on the Company Balance Sheet or which are not yet due and payable; (iii) no Tax deficiencies have been proposed or assessed by any Tax authority against the Company or any of its Subsidiaries, nor has any Tax authority threatened to assert any such deficiencies against the Company or any Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith; (iv) neither the Company nor any of its Subsidiaries is liable for any Taxes of any other Person other than the Company and its Subsidiaries; (v) Neither the Company, its Subsidiaries nor any predecessor has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, or has made any request in writing for any such extension or waiver; (vi) the Company is not a party to any income Tax allocation or sharing agreement or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement; and (vii) there are no requests for rulings in respect of any income Tax pending between the Company and any Tax authority.

(b)                                 Except as set forth in Section 3.11(b) of the Disclosure Letter, the Company and each of its Subsidiaries have withheld and paid all Taxes required to be withheld and paid in connection with amounts paid and owing to any employee, independent contractor, creditor, stockholder or other third party (whether domestic or foreign).  Except as set forth in Section 3.11(b) of the Disclosure Letter, none of the Company or any Subsidiary has been informed by any jurisdiction that the jurisdiction believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed.

(c)                                  For purposes of this Agreement, the terms “Tax” or “Taxes” mean all taxes, charges, fees, levies, customs duties or other assessments, including income, gross receipts, excise, property, sales, transfer, license, payroll, withholding, capital stock and franchise taxes, imposed by Mexico or any state, local or foreign government or subdivision or agency thereof, together with any interest, penalties or additions thereto.  For purposes of this Agreement, the term “Tax Return” means any report, return or other information or document required to be supplied to a taxing authority in connection with Taxes and any amendment or supplement thereto.

Section 3.12                            Insurance.  The Company maintains the insurance policies identified in Section 3.12 of the Disclosure Letter.  Each of such policies and other forms of insurance is in full force and effect on the date hereof and shall (or comparable replacement or substitutions therefore shall) be kept in full force and effect by the Company through the Offer Expiration Date.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all such policies are sufficient for compliance in all material respects with all requirements of Law and with all requirements under all contracts to which the Company or a Subsidiary is a party.  All premiums with respect thereto due and payable on or prior to the date of this Agreement have been paid, and no written (or, to the knowledge of the Company, other) notice of cancellation or termination has been received with respect to any such policy, and there is no existing default or event which, with the giving of notice of lapse or time or both, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Company has made available to Purchaser all (i) Company Insurance Policies and (ii) information regarding formal self insurance programs, in each case held by or applicable to the Company and its Subsidiaries and/or their assets and operations.

Section 3.13                            Relationships with Customers, Suppliers, Distributors and Sales Representatives.  Section 3.13 of the Disclosure Letter sets forth a correct and complete list of (i) the 10 largest suppliers of the Company and its Subsidiaries (by amount paid) for the twelve months ended September 30, 2012, and all suppliers of the Company or any of its Subsidiaries who are the sole source of such supply (other than public utilities) (the “Material Suppliers”) and (ii) each client or customer of the Company and its Subsidiaries to which the Company or its Subsidiaries have recognized revenue for services for the twelve months ended December 31, 2011 an amount equal to or exceeding US $500,000.00 (five hundred thousand dollars 00/100) (the “Material Customers”).  No Material Supplier or Material Customer is involved in, or is threatening, a material dispute with the Company or any of its Subsidiaries.  To the knowledge of the Company, all Material Suppliers are performing in material compliance with agreed-upon performance schedules or budgets, if any.  The Company has not received any written (or to the knowledge of the Company, other) notice that any material customer, supplier, distributor or sales representative intends to cancel, terminate or otherwise materially and adversely modify or not renew its relationship with the Company or any Subsidiary, and, to the Company’s knowledge, no such action has been threatened.  Schedule 3.13 of the Disclosure Letter sets forth all suppliers of the Company or any of its Subsidiaries who are the sole source of such supply (other than public utilities).

Section 3.14                            Brokers. Neither the Company and its Subsidiaries, nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

Section 3.15                            Property.  Section 3.15 of the Disclosure Letter sets forth a true, correct and complete list of all real property owned by the Company or its Subsidiaries, as well as the leases, subleases, licenses, concessions or other agreements (written or oral) and all amendments thereto (“Real Property”) pursuant to which the Company or any of its Subsidiaries owns, uses, occupies or has the right to use or occupy, now or in the future, any real property (the “Used Real Property”).  True, correct and complete copies of the Real Property have been delivered or made available to Purchaser.  Either the Company or its Subsidiaries have valid title to or a leasehold interest in the Real Property free and clear of all Liens (except for Permitted Liens).  Each Real Property leases valid and binding on the Company (or, to the extent a Subsidiary of the Company is a party, such Subsidiary) and, to the knowledge of the Company, any other party thereto, and each Real Property leases in full force and effect.  Neither the Company nor any of its Subsidiaries is in breach or default under any Real Property lease or is aware of any condition that with the passage of time or the giving of notice or both would result in such a breach or default.  Neither the Company nor any Subsidiary of the Company knows of, or has received written notice of, any breach or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any Real Property lease by any other party thereto.  The Real Property is not subject to any pending or threatened condemnation, appropriation or similar proceeding with respect thereto.  Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, neither the Real Property leases nor any other leases, licenses, contracts or agreements grant to any Person the right of use, occupancy or enjoyment thereof or any interest, option, first refusal or first opportunity right with respect to the Real Property.

Section 3.16                            Assets.  The Company and each Subsidiary has good, valid and marketable title to, or a valid leasehold interest in, all of the tangible, intangible and other assets, rights and properties used, held for use or purportedly owned by the Company or such Subsidiary (the “Assets”), free and clear of all Liens other than Permitted Liens.  The Assets constitute all of the assets, rights and properties necessary for the conduct of the Business substantially in the same manner as presently conducted.  All material Assets of the Company and its Subsidiaries, wherever located, are, in the aggregate: (i) suitable, in all material respects, for the uses for which they employed and (ii) in satisfactory operating condition (except for ordinary wear and tear)

Section 3.17                            Environmental Laws and Regulations.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (a) Hazardous Materials have not been generated, used, treated or stored on, transported to or from or Released or disposed of on, any real property owned or leased by the Company or any of its Subsidiaries (“Real Property”), (b) the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to the operation of the business of the Company and its Subsidiaries, (c) there are no past, pending or threatened Environmental Claims against the Company or any of its Subsidiaries or any Real Property, (d) neither the Company nor any Subsidiary of the Company has exposed any employee or any third party to Hazardous Materials in violation of any Environmental Law, and (e) there are no facts or circumstances, conditions or occurrences regarding the business, assets or operations of the Company or any real property owned or leased by the Company that could reasonably be anticipated to form the basis of an Environmental Claim against the Company or any of its Subsidiaries or any real property owned or leased by the Company.

Section 3.18                            Personnel Information.  Section 3.18 of the Disclosure Letter sets forth a true, complete and correct list of all executive officers, vice presidents and managers of the Company and its Subsidiaries.

ARTICLE FOUR
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Section 4.1                                   Organization and Qualifications.  Purchaser is a sociedad anónima de capital variable duly organized, validly existing and in good standing under the laws of Mexico.  The Purchaser has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing or has comparable status, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing (or comparable status) necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not prevent or materially delay the consummation of the Offer.

Section 4.2                                   Authority Relative to this Agreement.  Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming the due and valid authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

Section 4.3                                   No Conflicts; Required Filings and Consents.

(a)                                 None of the execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation the Purchaser of the transactions contemplated hereby will (i) conflict with or violate its bylaws, (ii) assuming that all Consents described in Section 4.3(b) have been made or obtained, conflict with or violate any Law applicable to the Purchaser, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit, or the creation of any Lien on any of the properties or assets of the Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Purchaser is a party or by which the Purchaser or any of its respective properties or assets may be bound or affected, other than, in the case of clause (ii) or clause (iii) above, any such violations that would not reasonably be expected to prevent or materially delay the consummation of the Offer.

(b)                                 Other than (i) any filing with the Federal Competition Commission, (ii) the requirements of the Securities Law (including the CNBV and the SEC), (iii) the appropriate applications, filings and notices to, and approval of, the, SCT (listening to the opinion of COFETEL) and NYSE, none of the execution and delivery of this Agreement by the Purchaser, the performance the Purchaser of its obligations hereunder or the consummation by the Purchaser of the transactions contemplated hereby does or will require any Consent of any Governmental Entity except for any such Consents, the failure of which to be made or obtained, would not reasonably be expected to have a material adverse effect on the ability of the Purchaser to timely consummate the transactions contemplated by this Agreement.

Section 4.4                                   Cash Availability.  Purchaser has and will have on the closing date of the Offer, sufficient cash or other sources of immediately available funds to make payment for up to 100% of the Company Shares tendered in accordance to the Offer, and any other amounts to be paid by it hereunder (including but not limited to the Capital Contribution) or pursuant to the Agreements to Tender. Purchaser’s obligation to satisfy its obligations under this Agreement and the Agreements to Tender  and is not contingent or dependent upon obtaining financing from a third-party.

ARTICLE FIVE
COVENANTS

Section 5.1                                   Conduct of Business of the Company.

(a)                                 Except as expressly required by this Agreement or otherwise with the prior written consent of Purchaser, during the period from the date of this Agreement to the Offer Expiration Date, the Company will, and will cause each of its Subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and will use its reasonable best efforts, and will cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact the business organization of the Company and each of its Subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the goodwill of those having business relationships with it, including maintaining existing relationships with suppliers, distributors, customers, licensors, employees and others having business relationships with the Company.

(b)                                 Without limiting the generality of the foregoing, and except as otherwise required by this Agreement or as set forth on Section 5.1 of the Disclosure Letter, the Company will not, and will not permit any of its Subsidiaries to, during the period from the date of this Agreement to the Offer Expiration Date, without the prior written consent of Purchaser:

(i)                                     adopt any amendment to its articles of incorporation or bylaws or comparable organizational documents, except as expressly contemplated by this Agreement;

(ii)                                  sell, transfer, dispose of, pledge, hypothecate, grant a security interest in or otherwise encumber any capital stock or other securities owned by it in any of its Subsidiaries;

(iii)                               except as contemplated by the stock option plans of the Company described in Section 5.1 (b)(iii) of the Disclosure Letter, (A) issue, reissue or sell, or authorize the issuance, reissuance or sale of (1) shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock or (2) any other securities in respect of, in lieu of, or in substitution for, Common Shares outstanding on the date hereof or (B) make any other changes in its capital structure;

(iv)                              declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock, other than ordinary dividend payments already scheduled, and except for dividends by any wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;

(v)                                 except as required in connection with the Debt Exchange, or in connection with any authorized stock plan of the Company described in Section 5.1 (b)(iii) of the Disclosure Letter, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

(vi)                              other than in the ordinary course of business, or as contemplated in the employee retention and bonus program described in Section 5.1 (b)(vi) of the Disclosure Letter, or in any additional employee incentive plan approved by the Company’s executive committee of the Board of Directors,  not exceeding in the aggregate US$500,000.00 (five hundred thousand dollars 00/100), (A) increase the compensation or benefits payable or to become payable to its current or former directors, officers or employees (whether from the Company or any of its Subsidiaries), (B) pay or award any payment or benefit not required by any existing Employment Agreement to any officer, director or employee (including the granting of stock options), (C) grant any severance or termination pay to any officer or director of the Company or its Subsidiaries, (D) grant any severance or termination pay to any employee who is not an officer, other than grants of severance or termination pay in the ordinary course of business consistent with past practice that are required by the Federal Labor Law to such employees whose employment is terminated prior to the Offer Expiration Date, (E) enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its Subsidiaries or (F) establish, adopt, enter into, amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees of the Company or its Subsidiaries (any of the foregoing being an “Employee Benefit Arrangement”), except, in each case, to the extent required by applicable Law or the terms of any existing Employee Benefit Arrangement (as such terms and arrangements existed as of the date hereof) described in the Disclosure Letter as specifically requiring such an action;

(vii)         mortgage, encumber, sell, transfer, lease, license or otherwise dispose of, or subject to any material Lien, any of its material assets, except pursuant to existing contracts or commitments or in the ordinary course of business consistent with past practice;

(viii)        acquire (whether by merger, consolidation, recapitalization, acquisition of stock or assets or any other form of transaction) any corporation, partnership or other business organization or division thereof, or form any Subsidiary;

(ix)                              except to the extent not exceeding of US$2,500,000.00 (two million five hundred thousand dollars 00/100) or as required in connection with the Debt Exchange, (A) incur, assume or pre-pay any Indebtedness (other than the issuance of letters of credit or draws on the Company’s revolving line of credit in the ordinary course of business consistent with past practice), (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (including any Indebtedness), (C) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms, (D) other than in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other Person, except for loans, advances, capital contributions or investments between any wholly owned Subsidiary of the Company and the Company or another wholly owned Subsidiary of the Company, (E) other than in the ordinary course of business, vary the Company’s payment, collection or inventory practices in any material respect from the Company’s past practices or (F) other than in the ordinary course of business, cancel or forgive any Indebtedness owed to the Company or any of its Subsidiaries;

(x)                                 except to the extent not exceeding of US$1,000,000.00 (one million dollars 00/100) or except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect (A) terminate, modify, renew or waive any material provision of any Company Material Contract other than normal renewals of such Company Material Contracts without materially adverse changes, additions or deletions of terms or (B) enter into or renew any agreement, contract, lease, license or other binding obligation of the Company or its Subsidiaries (i) containing (1) any limitation or restriction on the ability of the Company or its Subsidiaries to engage in any type of activity or business, (2) any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of the Company or its Subsidiaries, is or would be conducted or (3) any limit or restriction on the ability of the Company or its Subsidiaries, to solicit customers or employees, (ii) that would reasonably be expected to materially delay or prevent the consummation of the Debt Exchange or any of the transactions contemplated by this Agreement;

(xi)          alter in any material respect, or enter into any commitment to alter in any material respect, any interest material to the Company and its Subsidiaries, taken as a whole, in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any equity or ownership interest on the date hereof (other than any interest arising from any foreclosure, settlement in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with past practice);

(xii)         permit any insurance policy naming the Company or any of its Subsidiaries as a beneficiary or a loss payable payee to lapse, be cancelled or expire unless a new policy with substantially identical coverage is in effect as of the date of lapse, cancellation or expiration;

(xiii)        other than in the ordinary course of business, make or change any material Tax elections unless required by applicable Law, file any material amended Tax Return, enter into any material closing agreement with respect to Taxes, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any material claim for a refund of Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment;

(xiv)                       change in any material respect its Tax or financial accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities or business, in each case, in effect on the date hereof, except as required by changes in regulatory financial accounting principles or changes in the governing provisions of the Tax Law;

(xv)                          take any action that would result in (a) any of its representations or warranties set forth in this Agreement being or becoming untrue in any respect at any time prior to the Offer Expiration Date in any manner that would cause the conditions set forth in Article Six to not be satisfied, (b) a material violation of any provision of this Agreement or (c) the prevention or material delay of the consummation of the Offer, the Debt Exchange or any of the other transactions contemplated by this Agreement, except, in each of the foregoing cases, as may be required by applicable Law;

(xvi)                       incur any capital expenditures or enter into any agreement obligating the Company or its Subsidiaries to provide for future capital expenditures, except in a manner substantially consistent with the capital expenditures projected for in the 2012 and 2013 projections previously made available to Purchaser;

(xvii)                    except as described in the Disclosure Letter, waive, release, assign, initiate, pay, discharge, settle or compromise any pending or threatened claim, action, litigation, arbitration or proceeding other than (A) in the ordinary course of business consistent with past practice, (B) for solely money damages not in excess of US$100,000.00 (one hundred thousand dollars 00/100) individually or US$250,000.00 (two hundred fifty thousand dollars 00/100) in the aggregate and (C) as would not reasonably be expected to have any Material Adverse Effect on any other pending or potential claims, actions, litigation, arbitration or proceedings;

(xviii)                 propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xix)                       (A) hire new employees with an annual base salary in excess of US$150,000.00 (one hundred fifty thousand dollars 00/100), or (B) plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any Subsidiary of the Company in excess of 10% (ten percent) of the current employee base of the Company;

(xx)                          agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.1.

Section 5.2                                   No Solicitation.

(a)                                 The Company agrees that neither the Company nor any of its Subsidiaries shall, and that the Company shall cause its and its Subsidiaries’ respective directors, officers, employees, agents and representatives (including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit or encourage, or take any other action to facilitate, any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a Takeover Proposal, or take any other action reasonably likely to lead to a Takeover Proposal; provided however that this Section 5.2(a) shall not prohibit the Company, or the Company Board, directly or indirectly through any officer, employee or representative, from (i) furnishing non-public information regarding the Company or any of its Subsidiaries to, or afford access to the properties, books and records of the Company or any of its Subsidiaries to, any third party, in connection with or in response to , or that would be reasonably likely to lead to, a Takeover Proposal or (ii) engaging or participating in any discussions or negotiations with any third party in response to a bona fide written Takeover Proposal received by the Company or its directors, officers, employees or representatives from a third party after the execution and delivery of this Agreement which did not result from or arise in connection with a breach of this Section 5.2(a) that is not withdrawn.

For purposes of this Agreement, a “Takeover Proposal” means any proposal or offer, whether or not in writing, from any Person or group (other than from Purchaser and its Affiliates) relating to (A) the sale, lease, license, or other disposition, directly or indirectly, of assets of the Company and its Subsidiaries (including interests in Subsidiaries) that generate 15% (fifteen percent) or more of the net revenues or net income, or that represent 15% (fifteen percent) or more of the total assets, of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, (B) the issuance, sale or other disposition, whether directly or indirectly, of 15% (fifteen percent) or more of any class of equity securities of the Company (or options, warrants or other rights to purchase, or securities convertible or exchangeable into or exchangeable for such securities), (C) any transaction or series of transactions that if consummated would result in any Person or the stockholder of any Person or any group beneficially owning 15% (fifteen percent) or more of any class of any capital stock or voting power of the Company (or any one or more Subsidiaries of the Company, individually or taken together, whose business constitutes 15% (fifteen percent) or more of the net revenues, net income or total assets of the Company and its Subsidiaries, taken as a whole) (D) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, share exchange or similar transaction involving the Company (or any one or more Subsidiaries of the Company, or (E) any combination of the foregoing.

(b)                                 In addition to the obligations of the Company set forth in the other provisions of this Section 5.2, the Company shall as promptly as practicable upon receipt of a Takeover Proposal or any request for information or any discussions or inquiry which is reasonably likely to lead to a Takeover Proposal (and in any event within one (1) Business Day) provide to Purchaser a summary of all material terms and conditions of any such inquiry, request for information or Takeover Proposal (or indication by any Person that it is considering a Takeover Proposal).  The Company will keep Purchaser promptly informed (and in any event within one (1) Business Day after the occurrence of any material changes, developments, negotiations or discussions) of the status and details (including amendments or proposed amendments) of any such request or Takeover Proposal or inquiry and shall promptly provide to Purchaser a copy of any non-public information furnished to the Person who made such request or Takeover Proposal or inquiry that was not previously provided to Purchaser.

(c)                                  The Company hereby acknowledges that any violation of this Section 5.2 by its Affiliates or any of its or their respective directors, officers,, agents and representatives (including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) shall constitute a violation of this Section 5.2 by the Company.

(d)                                 Notwithstanding anything in this Agreement to the contrary, the Company Board may, at any time prior to Offer Expiration Date, effect a Company Change of Recommendation in connection with or relating to a Takeover Proposal or terminate this Agreement pursuant to Section 7.1 (f) hereof if.

(i)                                     a bona fide written Takeover Proposal is received by the Company or its directors, officers, employees or representatives from a third party after the execution and delivery of this Agreement and such Takeover Proposal is not withdrawn;

(ii)                                  the Company Board determines in good faith, that such Takeover Proposal constitutes a Superior Offer;

(iii)          the Company provides Purchaser at least five Business Days’ prior written notice stating that the Company will effect a Company Change of Recommendation pursuant to this Section 5.2 (d) or terminate this Agreement pursuant to Section 7.1. (f) after the expiration of such five Business Day period and providing a summary of the material terms and conditions of the Superior Offer; provided, however, that any change to the financial terms or any other material change to the terms and conditions of any such Superior Offer shall require a new written notice to be delivered by the Company to Purchase and the Company shall be required to comply again with the requirements of this Section 5.2(d) (provided, that references to the five Business Day period above shall be deemed to refer to a three Business Day period in connection with the delivery of any such new notice); and

(iv)                              at the end of such five Business Day period described in clause (iii) (or three Business Day period, as applicable), the Company Board again determines in good faith, and taking into account any adjustment or modification to the terms and conditions of this Agreement proposed by Purchaser, that the Takeover Proposal continues to constitute a Superior Offer.

Section 5.3                                   Access to Information; Confidentiality.

(a)                                 From the date hereof through the Offer Expiration Date, upon reasonable notice and subject to applicable Law, the Company shall and shall cause its Subsidiaries and their respective representatives to afford to Purchaser and to its respective officers, employees, accountants, counsel, financial advisors and other representatives (the “Purchaser Representatives”) reasonable access during normal business hours to such of the properties, books, contracts, commitments, records (electronic or otherwise), officers and employees of the Company and its Subsidiaries and such financial and operating data and such other information with respect to the business and operations of the Company and its Subsidiaries as the Purchaser or Purchaser Representatives may reasonably request.  .  In addition, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Purchaser (a) a copy of each material report, schedule, registration statement and other document filed by it with any Governmental Entity after the date hereof and (b) the internal or external reports prepared by it and/or its Subsidiaries in the ordinary course after the date hereof promptly after such reports are made available to the Company’s personnel to the extent Purchaser reasonably requires access to such reports.

(b)                                 Purchaser acknowledges that its receipt of information from the Company is subject to the terms of the Non Disclosure Agreement (Convenio de Confidencialidad) executed between the Purchaser and the Company dated July 11, 2012 (the “NDA”) and that nothing in this Agreement supersedes the NDA.  Purchase and the Company acknowledge and agree that the provisions of the NDA survive the termination of this Agreement.

Section 5.4                                   Commercially Reasonable Best Efforts.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall, and shall cause each of its Subsidiaries to, use its commercially reasonable best efforts (subject to, and in accordance with, applicable Law) to promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate the Offer, and to consummate the Debt Exchange as soon as practicable, including (i) obtaining all necessary actions or non-actions, waivers, consents, clearances and approvals from Governmental Entities required to be obtained by such party and the making of all necessary registrations and filings and the taking of all steps as may be necessary for such party to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining all consents, approvals or waivers from third parties, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, commenced against such party challenging this Agreement or the consummation of the Offer or the Debt Exchange, (iv) publicly supporting this Agreement, the Offer and the debt Exchange, (v) satisfying the Tender Offer Conditions and the Debt Exchange Conditions set forth in Article Six and (vi) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b)                                 The Purchaser shall file the Offer Documents required under applicable Law with the CNBV within 15 (fifteen) Business Days from the date of this Agreement.

(c)                                  Purchaser and the Company shall (i) promptly notify the other party of any communication to that party from any Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby; (ii) if practicable, permit the other party the opportunity to review in advance all the information relating to Purchaser or the Company, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement and incorporate the other party’s reasonable comments; (iii) not participate in any substantive meeting or discussion with any Governmental Entity in respect of any filing, investigation, or inquiry concerning this Agreement or the transactions contemplated herein unless such party consults with the other party in advance, and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend; and (iv) furnish the other party with copies of all correspondence, filings, and written communications between them and their Subsidiaries and representatives, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby, except that any materials concerning valuation of the transaction or internal financial information may be redacted.

(d)                                 Each of the parties will use its reasonable best efforts to obtain as promptly as practicable all Consents of any Governmental Entity or any other Person required to be obtained by such party in connection with, and waivers of any Company

Violations and Purchaser violations, as applicable, that may be caused by, the consummation of the transactions contemplated by this Agreement.

Section 5.5                                   Public Announcements.  The Company, on the one hand, and Purchaser, on the other hand, agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Offer, the Debt Exchange and the other transactions contemplated hereby, agree to provide to the other party for review a copy of any such press release or public statement prior to the issuance of such press release or public statement, and shall not issue any such press release or make any such public statement without the written approval of the other unless required by applicable Law or any listing agreement with a securities exchange.  Purchaser and the Company agree to promptly issue a joint press release announcing this Agreement.

Section 5.6                                   Notification of Certain Matters.  Purchaser and the Company shall promptly notify each other of (a) the occurrence or non-occurrence of any fact or event which would reasonably be expected (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Offer Expiration Date or (ii) to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied in a timely manner, (b) any failure of the Company or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and (c) the commencement of any litigation or proceeding against or affecting this Agreement, the Offer or the Debt Exchange or which if adversely determined could have a Material Adverse Effect or a material adverse effect on the ability of the Purchaser to timely consummate the transactions contemplated by this Agreement; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder.  Each of the Company and the Purchaser shall give prompt notice to the other parties hereof of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

Section 5.7                                   Company Subsidiaries.  The Company shall cause each of its Subsidiaries to comply with the obligations applicable to such Subsidiary under this Agreement.

Section 5.8                                   Resignation of Directors and Officers.  The Company shall obtain and deliver to Purchaser duly executed resignations, effective as of the closing of the Exchange Offer, of such directors, other than independent directors, and Officers of the Company and its Subsidiaries as Purchaser shall request in writing no later than two (2) Business Days prior to the Offer Expiration Date.

Section 5.9                                   Capital Contribution. Upon consummation or closing of the Exchange Offer and provided that Tender Offer Conditions have been fully satisfied or otherwise waived by Purchaser, Purchaser shall make a capital contribution to the Company of US$22,000,000.00 (twenty-two million dollars 00/100) (the “Capital Contribution”). For such purposes, Purchaser shall call a Shareholders Meeting of the Company to resolve upon the increase of the capital stock thereof and waiver thereof of the Controlling Shareholders preemptive rights in connection with such capital increase.

Section 5.10                            Indemnification of Directors and Officers.

(a) Purchaser and the Company agree that all rights to exculpation, indemnification and advancement of expenses now existing and describe in the Disclosure Letter, in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective Estatutos or in any agreement to which the Company or any of its Subsidiaries is a party, shall survive the consummation of the transactions contemplated by this Agreement and shall continue in full force and effect.  For a period of six  years from the consummation of the purchase of the Company Shares pursuant to the Offer (the “Tender Offer Closing”), the Company shall, and the Purchaser shall cause the Company to, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiary’s certificate of incorporation and by-laws or similar organization documents in effect immediately prior to the execution of this Agreement or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees in effect immediately prior to execution of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the execution of this Agreement were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any action, claim, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”) pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b) The Company shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director or officer of the Company or any of its Subsidiaries and each individual who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, together with such individual’s heirs, executors or administrators, an “Indemnified Party”), in each case against any (i) costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law; provided, however, that the Person to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable Law, to repay such advances if it is ultimately determined that such individual is not entitled to indemnification), (ii) judgments, fines, losses, claims, damages, liabilities as determined by final and non appealable resolution by competent authority and (iii) amounts paid in settlement in connection with any Action, , arising out of, relating to or in connection with any action or omission by them in their capacities as such occurring or alleged to have occurred whether before or after the Tender Offer Closing (including acts or omissions in connection with such individuals serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company). In the event of any such

Action, Purchaser and the Company shall cooperate with the Indemnified Party in the defense of any such Action.

(c) At or prior to the Tender Offer Closing, the Company shall, in consultation with Purchaser, purchase “tail” directors’ and officers’ liability and fiduciary liability insurance policies which will provide coverage for a period of six years after the Tender Offer Closing for the Company’s current and former directors and officers on substantially the same terms and conditions as the policies currently maintained by the Company, including any existing directors’ and officers’ liability or fiduciary liability run off programs, for claims arising out of acts or conduct occurring on or before the Tender Offer Closing and effective for claims asserted prior to or during the six-year period referred to above (and, with respect to claims made prior to or during such period, until final resolution thereof); provided, however, that in no event shall Parent, the Company or the Surviving Corporation expend for any year of such six-year period an amount in excess of 100% of the annual aggregate premium currently paid by the Company for such insurance policies (the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, the Company will maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium.

(d) The Company shall pay all reasonable out of pocket expenses, including reasonable out of pocket attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.10.

(e) In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Company shall assume or succeed to the obligations set forth in this Section 5.10.

ARTICLE SIX
CONDITIONS TO CONSUMMATION OF THE DEBT EXCHANGE OFFER

Section 6.1                                   Conditions.  The obligations of the Company to consummate the Debt Exchange Offer are subject to the satisfaction of each of the following conditions, any and all of which may be waived in whole or in part by the Company with the prior authorization from Purchaser, to the extent permitted by applicable Law:

(a)                                 Minimum condition of more than 90% (ninety percent) of the Current Notes Exchanged;

(b)                                 All Tender Offer Conditions have been fully satisfied or waived;

(c)                                  All Consents required from any Governmental Entity for the Debt Exchange have been obtained; and

(d)                                 The consummation of the Debt Exchange shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Debt Exchange by any Governmental Entity, or other legal restraint or prohibition, which prevents the consummation of the Debt Exchange or has the effect of making the Debt Exchange illegal.

ARTICLE SEVEN
TERMINATION; AMENDMENTS; WAIVER

Section 7.1                                   Termination.  This Agreement may be terminated and the Offer and Debt Exchange contemplated hereby may be abandoned (“Termination”):

(a)                                 at any time prior to the Offer Expiration Date, by the mutual written consent of Purchaser and the Company, by action of their respective Boards of Directors;

(b)                                 by the Company if Purchaser fails to commence the Offer on or prior to 90 Business Days following the date of this Agreement; provided the Company may not terminate this Agreement pursuant to this Section 7.1(b) if Purchaser’s failure to commence the Offer by such date is the result of a material breach by the Company of any of its obligations under this Agreement in which case such date shall be extended to three Business Days following the date upon which such breach has been cured;

(c)                                  by the Company if (i) the Purchaser shall not have accepted for payment and paid for the Company Shares pursuant to the Offer on or before May 15, 2013 (the “End Date”) or (ii) the Offer expires or is terminated or withdrawn pursuant to its terms and the terms of this Agreement without any Company Shares being purchased thereunder; provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(c) if such failure to accept for payment and pay for the Company Shares or such termination or withdrawal of the Offer is the result of a material breach by the Company of any of its obligations under this Agreement which is possible to cure, in which case such date shall be extended to three Business Days following the date upon which such breach has been cured;

(d)                                 at any time prior to the Offer Expiration Date by Purchaser or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting or making illegal the Offer or the Debt Exchange and such order, decree or ruling or other action shall have become final and non appealable, provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts to prevent the entry of and to remove or lift such order, decree or ruling;

(e)                                  by the Company, prior to the acceptance for payment of Company Shares pursuant to the Offer, if (i) any representation or warranty of the Purchaser shall have been inaccurate when made or shall have become inaccurate, or the Purchaser shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which inaccuracy, breach or failure to perform (A) would reasonably be expected to prevent Purchaser from consummating the Offer and (B) is not, or cannot be, cured within ten Business Days after written notice thereof is provided by the Company to Purchaser (or prior to the End Date or the Offer Expiration Date, if earlier); provided, however, that the Company may not terminate this Agreement pursuant to clause (i) of this Section 7.1(e) if the Company is in material breach of this Agreement or (ii) Purchaser fails to purchase validly tendered shares in accordance with the terms of this Agreement;

(f)                                   by the Company at any time prior to the Offer Expiration Date, if (i) the Company Board has authorized the Company to enter into a definitive agreement with respect to a Superior Offer and (ii) immediately after the termination of this Agreement, the Company enters into a definitive agreement with respect to the Superior Offer referred to in the foregoing clause (i); provided, that the right of the Company to terminate this Agreement pursuant this Section 7.1(f) is conditioned on and subject to the payment by the Company to Purchaser of the termination fee in accordance with Section 7.2(b);

(g)                                  by Purchaser, prior to the acceptance for payment of Company Shares pursuant to the Offer, if any representation or warranty of the Company shall have been inaccurate when made or shall have become inaccurate, or the Company shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which inaccuracy, breach or failure to perform (A) would have a Material Adverse Effect (without giving effect to any exception or qualification as to materiality or Material Adverse Effect in any such representation, warranty, covenant or agreement) and (B) is not, or cannot be, cured within 10 Business Days after written notice thereof is provided by Purchaser to the Company (or prior to the End Date or the Offer Expiration Date, if earlier), including, without limitation, failure by the Company Board to provide the written notice to the Escrow Agent as provided in Section 1.2. (c) above if the conditions to such notice have been satisfied; provided, however, that Purchaser may not terminate this Agreement pursuant to this Section 7.1(g) if Purchaser is in material breach of this Agreement; or

(h)                                 by Purchaser, prior to the acceptance for payment of Company Shares pursuant to the Offer, if, since the date of this Agreement, there has occurred any Effect that,

individually or in the aggregate with all other Effects, has constituted a Material Adverse Effect.

Purchaser may exercise its right to terminate this Agreement by giving written notice thereof to the Company specifying the basis for such termination.  The Company may exercise its right to terminate this Agreement by giving written notice thereof to Purchaser specifying the basis for such termination.

Section 7.2                                   Effect of Termination.

(a)                                 In the event of Termination of this Agreement by the Company in connection with Section 7.1(b) or 7.1(e), Purchaser shall pay the Company, upon the Termination, a termination fee of US$5,000,000.00 (five million dollars 00/100) (the “Company Termination Fee”).  The Company Termination Fee shall be paid upon the Termination by wire transfer in immediately available funds in dollars upon delivery of notice by the Company to the Trustee of the Termination in accordance with Section 7.1(b) or 7.1(e) of this Agreement.

(b)                                 If this Agreement is terminated (or is deemed to be terminated) by the Company pursuant to Section 7.1(f) then the Company shall pay to Purchaser US$10,000,000.00 (ten million dollars 00/100) in immediately available funds upon termination of this Agreement.  For the avoidance of doubt, if the fee contemplated by this Section 7.2(b) is paid or payable to the Purchaser, the Purchaser shall not be entitled to, and the Company shall not be obligated to pay, the fee contemplated by Section 7.2(c).

(c)                                  In the event of Termination of this Agreement by the Purchaser in connection with Section 7.1(g), or in the event that the Capital Contribution referred to in Section 5.9 above cannot be made by Purchaser as a result of the Tender Offer not being consummated due to (i) failure from Controlling Shareholder to tender their shares as provided in the Agreements to Tender or (ii) failure of the Company Board to provide written notice to the Escrow Agent as provided in Section 1.2. (c) above if the conditions to such notice have been satisfied , the Company shall pay to the Purchaser, upon the Termination, a termination fee of US$5,000,000.00 (five million dollars 00/100) (the “Purchaser Termination Fee”).  The Purchaser Termination Fee shall be paid upon the Termination by wire transfer in immediately available funds upon delivery of notice by the Purchaser to the Company of the Termination in accordance with Section 7.1(g) of this Agreement.  For the avoidance of doubt, if the Purchaser Termination Fee is paid or payable pursuant to this Section 7.2(c), the Purchaser shall not be entitled to, and the Company shall not be obligated to pay the fee contemplated by Section 7.2(b).

(d)                                 In the event of the Termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, other than the provisions of Section 5.3(b) and the provisions of this Section 7.2 (including 7.2(a)) and Section 7.3 and the provisions of Article Eight, which shall survive any such termination; provided, however, nothing contained in this Section 7.2 shall relieve any party from liability for fraud or any breach of this Agreement.

Section 7.3                                   Fees and Expenses.

(a)                                 In the event that the Offer and the Debt Exchange are consummated, all costs and expenses incurred in connection with the Offer, the Debt Exchange, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(b)                                 In addition to any amounts payable pursuant to Section 7.2 of this Agreement, in the event that this Agreement is terminated by the Company due to a willful and material breach by the Purchaser then the Purchaser shall promptly (and in any event within one (1) Business Day after such termination) pay to Company, in cash by wire transfer to an account designated by Company, an amount equal to Company’s reasonable and documented fees and expenses including all reasonable attorneys’ fees, accountants’ fees, financial advisory fees and filing fees) incurred in connection with the Debt Exchange, and the preparation and negotiation of this Agreement, and the Debt Exchange Offer up to a maximum amount of US$150,000.00 (one hundred and fifty thousand dollars 00/100); .

(c)                                  The prevailing party in any legal action undertaken to enforce this Agreement or any provision hereof shall be entitled to recover from the other party the costs and expenses (including attorneys’ fees) incurred in connection with such action.

Section 7.4                                   Amendment.  This Agreement may be amended by the Company and the Purchaser at any time.  This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

Section 7.5                                   Extension; Waiver.  At any time prior to the Offer Expiration Date, Purchaser and the Purchaser, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties contained herein of the other or in any document, certificate or writing delivered pursuant hereto by the other or (iii) waive compliance by the other with any of the agreements or conditions.  Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Any failure to exercise or delay in exercising any power, privilege or right under this Agreement shall not constitute a waiver of such power, privilege or right.

ARTICLE EIGHT
MISCELLANEOUS

Section 8.1                                   Non-Survival of Representations and Warranties.  The representations and warranties made in this Agreement or in any document, certificate or writing delivered pursuant to this Agreement shall not survive beyond the Offer Expiration Date.  This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Offer Expiration Date.

Section 8.2                                   Entire Agreement; Assignment.

(a)                                 This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

(b)                                 Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other party (except that Purchaser may assign its rights to any Affiliate without the consent of the Company).  Any assignment in violation of the preceding sentence shall be void.  Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 8.3                                   Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Offer or the Debt Exchange is not affected in any manner adverse to any party.  Upon such determination that any term other provision is invalid, illegal or incapable of being enforced in any respect under any applicable Law in any jurisdiction this Agreement will be reformed, construed and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision.

Section 8.4                                   Notices.  Any notice required to be given hereunder shall be sufficient if in writing, and sent (i) by electronic mail (e-mail) (to the extent an e-mail address is provided) or facsimile transmission, with confirmation (notice deemed given upon confirmation of receipt, provided that any notice sent by email or facsimile transmission on a day that is not a Business Day or on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), (ii) by reliable overnight delivery service, with proof of service (notice deemed given upon receipt of proof of delivery), (iii) by hand delivery (notice deemed given upon receipt) or (iv) by certified or registered mail, return receipt requested and first-class postage prepaid (notice deemed given upon receipt of proof of delivery), addressed as follows:

If to Purchaser or the Purchaser:	VENTURA CAPITAL PRIVADO S.A. DE C.V.
Paseo de la Reforma No. 505, piso 45
Col. Cuauhtémoc
06500, México, D.F.
Attn: Mr. Javier Molinar
Facsimile: (5255)50030910

with a copy to:	Jones Day México, S.C.
Bosque de Alisos 47B primer piso
México, D.F. 05120
Attn: Fernando de Ovando
Facsimile: (5255) 30004040
E-mail: fdeovando@jonesday.com

If to the Company:

G. González Camarena No 2000
Col. Centro de Ciudad Santa Fe
C.P. 01210, México, D.F.
Attn: Mr. Salvador Alvarez
Facsimile: (5255)51473820

with a copy to:	Alarcon Espinosa Abogados, S.C.
G. González Camarena No 1100
3er Piso
Col. Centro de Ciudad Santa Fe
C.P. 01210, México, D.F.
Attn: Mr. Gonzalo Alarcon I.
Facsimile: (5255) 5245 0250

Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
Attn: Gerry Nowak
Facsimile: 312.862.2200

or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.

Section 8.5                                   Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of Mexico without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than Mexico.

Section 8.6                                   Descriptive Headings; Interpretation.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.  The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Each of the parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.7                                   Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or e-mail exchange of .pdf file), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 8.8                                   Parties in Interest.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement other than as specifically provided in Section 6.6 (which are intended to be for the benefit of the Persons identified therein, and may be enforced by such Persons).

Section 8.9                                   Certain Definitions.  As used in this Agreement:

(a)                                 An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

(b)                                 “BMV” means the Bolsa Mexicana de Valores, S.A.B. de C.V.

(c)                                  “Business Day” shall mean any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in Mexico.

(d)                                 “Company Change of Recommendation” shall mean either the Company or the Company Board or any committee withholding, withdrawing or modifying, or publicly proposing to withhold, withdraw or modify, the Board Recommendation in a manner adverse to the Purchaser.

(e)                                  “Company Insurance Policies” means all material fire and casualty, general liability, errors and omissions, business interruption, clinical trial, product liability, vehicular, directors’ and officers’ and other material insurance held by or on behalf of the Company and its Subsidiaries.

(f)                                   “Data” means all information and data, whether in printed or electronic form and whether contained in a database or otherwise, that is used in or held for use in the operation of the respective businesses of the Company or its Subsidiaries, or that is otherwise material to or necessary for the operation of the respective businesses of the Company or its Subsidiaries.

(g)                                  “Disclosure Letter” means the Disclosure Letter of the Company dated as of the date hereof delivered to Purchaser.

(h)                                 “Effect” has the meaning set forth in the definition of Material Adverse Effect.

(i)                                     “Employment Agreement” means a contract, offer letter or agreement of the Company or any of its Subsidiaries with or addressed to any individual who is rendering, will render or has rendered services thereto as an employee or consultant pursuant to which the Company or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services, other than any non-binding offer letter that recites benefits, salary, equity grants and employee benefits.

(j)                                    “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, notices of noncompliance or violation, investigations or proceedings under any Environmental Law or any permit issued under any such Environmental Law, including (i) any and all environmental claims by Governmental Entities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all environmental claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury to the environment or as a result of exposure to Hazardous Materials.

(k)                                 “Environmental Law” means any Law or contractual obligation relating to the environment, Hazardous Materials, worker safety or exposure of any Person to Hazardous Materials including the Ley General de Protección al Equilibrio Ecológico, as may be amended from time to time.

(l)                                     “Governmental Authorities” means any federal, state, local or foreign governmental, regulatory or administrative body, agency, commission, board, arbitrator or authority or any court or judicial authority, including but not limited to the CNBV, the SEC, the Mexican Federal Antitrust Commission (Comisión Federal de Competencia Economica (the “COFECO”)) and the Mexican Ministry of Communications and Transportation (Secretaria de Comunicaciones y Transportes (the “SCT”)) and the Mexican Telecommunications Commission (Comisión Federal de Telecomunicaciones (the “COFETEL”)).

(m)                             “Governmental Permits” means any permits, registrations, clearances, franchises, variances, exemptions, orders, licenses, certificates, consents, authorizations, and other approvals from, or required by, any Governmental Entity that are used by, or are necessary to own and to operate, the business of the Company and its Subsidiaries as currently configured and operated, together with any applications for the issuance, renewal, modification or extension thereof and all supporting information and analyses.

(n)                                 “Hazardous Materials” means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “extremely hazardous substances,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import, under any applicable Environmental Law.

(o)                                 “IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

(p)                                 “Indebtedness” means, (a) all indebtedness of the Company, whether or not contingent, for borrowed money, (b) all obligations of the Company for the deferred purchase price of property or services, (c) all obligations of the Company evidenced by the Current Notes, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company, (e) all obligations of the Company as lessee under leases that have been or should be recorded as capital leases in accordance with IFRS, (f) all obligations, contingent or otherwise, of the Company under acceptance, letter of credit or similar facilities, (g) all obligations of the Company to purchase, redeem, retire, defease or otherwise acquire for value any equity interest or equity securities of the Company or any warrants, rights or options to acquire such equity interest or equity securities, (h) all Indebtedness of other Persons of any type referred to in clauses (a) through and including (g) above guaranteed directly or indirectly in any manner by the Company, and (i) all Indebtedness of any type referred to in clauses (a) through and including (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any encumbrance on property (including accounts and contract rights) owned by the Company, even though the

Company has not assumed or become liable for the payment of such Indebtedness. For the avoidance of doubt, Indebtedness excludes all trade accounts payable incurred in the ordinary course of business.

(q)                                 “Information Systems” means all computer hardware, databases and data storage systems, computer, data, database and communications networks (other than the Internet), architecture interfaces and firewalls (whether for data, voice, video or other media access, transmission or reception) and other apparatus used to create, store, transmit, exchange or receive information in any form.

(r)                                    “Intellectual Property” means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all provisionals, reissuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, brand names, trade names, domain names and uniform resource locators associated therewith, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, any and all website content, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, records of inventions, test information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all source code and object code versions of computer software (including data and related documentation), (vii) all moral rights, (viii) all other proprietary rights, and (ix) all copies and tangible embodiments thereof (in whatever form or medium), any rights in or licenses of any of the foregoing, and any claims or causes of actions (pending or filed) arising out of or related to any infringement or misappropriation of any of the foregoing.

(s)                                   “knowledge” when applied to the Company means the actual knowledge of any officer of the Company, after due inquiry.

(t)                                    “Law” means any federal, state, local, foreign or supranational law, common law, case law, statute, ordinance, code, rule, regulation, order, judgment, decree, stipulation, writ, injunction, award, policy, circular, permit or license.

(u)                                 “made available” means either physically, electronically or verbally provided by the Company to Purchaser if required by Purchaser.

(v)                                 “Material Adverse Effect” means, with respect to the Company or the Offer, any change, effect, event, occurrence or state of facts or worsening thereof (each an “Effect”) that, individually or in the aggregate with all other Effects, has been or is reasonably likely to be materially adverse in relation to (i) the ability of the Company to timely consummate the transactions contemplated by this Agreement; or (ii) the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, whether in the near term or over an extended period; provided, however, that no Effect, arising from or attributable to any of the following, shall be taken into account in determining whether there has been or would reasonably expected to be a Material Adverse Effect: (A) the public announcement or pendency of this Agreement or any of the transactions contemplated hereby, including the impact thereof to the extent arising therefrom on the relationships of the Company with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom the Company has any relationship; (B) conditions affecting the industries in which the Company operates or participates, the Mexico economy or any foreign economy in any location where the Company has material operations or sales; (C) any acts of God, calamities, acts of war or terrorism, or any escalation thereof; (D) any change in IFRS or applicable Law (or binding interpretation thereof); (E) any material breach by the Purchaser of this Agreement; (F) any shareholder class action litigation arising from allegations of breach of fiduciary duty relating to this Agreement; (F) in and of itself, any change in the market price or trading volume of the Common Shares (it being understood that the Events giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Material Adverse Effect” shall be taken into account); (G) in and of itself, any failure of the Company or its Subsidiaries to meet analysts’ or internal earnings estimates or financial projections (it being understood that the Events giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” shall be taken into account) or (H) to the extent that the effect or potential effect on the Company of such disclosed matter is reasonably apparent on its face, any matter identified or described in (i) the Disclosure Letter or (ii) the Company’s filings with SEC or CNBV as of the date of this Agreement (excluding in the case of clauses (ii) any risk factor disclosure and disclosure included in any “forward-looking statements” disclaimer or other statements included in the documents referenced in clauses (ii) that are predictive, forward-looking, non-specific or primarily cautionary in nature (but including any specific factual information contained therein); provided that Effects arising from or attributable to any of the matters referred to in clauses (B), (C) and (D) shall be so excluded only to the extent proved by the Company not to disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industries in which the Company or such Subsidiaries operate.

(w)                               “NYSE” means the New York Stock Exchange Euronext.

(x)                                 “Officers” means the Chief Executive Officer of the Company and those officers directly reporting to the Chief Executive Officer.

(y)                                 “Permitted Lien” means a Lien (i) for Taxes or governmental assessments, charges or claims of payment being contested diligently and in good faith and for which adequate accruals or reserves have been established in accordance with IFRS, (ii) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising by operation of law in the ordinary course of business securing payments not yet due and payable, (iii) that is a zoning, entitlement or other land use or environmental regulation by any Governmental Entity that does not materially detract from the value of, or materially impair the use of such property in the ordinary course consistent with past practice, (iv) to secure the Current Notes, or (v) existing as of the date of this Agreement.

(z)                                  “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other legal entity.

(aa)                          “pesos” or “Ps$” means pesos of the Mexican United States (“Mexico”).

(bb)                          “Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying or seeping into or upon any land or water or air, or otherwise entering into the environment.

(cc)                            “Pre-Offer Required Approvals” means authorization from the CNBV to initiate a public offer to acquire the Company Shares and to publish the corresponding offer notices.

(dd)                          “Subsidiary” means, with respect to a Person, any corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other legal entity (i) of which such Person beneficially owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity interests of such entity, (ii) of which securities or other ownership interests having ordinary voting power to elect or designate a majority of the board of directors or other Persons performing similar functions are at the time owned, directly or indirectly, by such Person or (iii) that does not have a board of directors or other Persons performing similar functions in which such Person owns, directly or indirectly, general partnership interests, management rights or other interests that permit such Person, or any Subsidiary of such Person, to manage the business and affairs of such entity without the affirmative approval of any other Person.

(ee)                            “Superior Offer” means a bona fide written Takeover Proposal made by any third party, which the Company Board determines in good faith, and taking into account the legal, financial, regulatory and other aspects of such proposal (including the availability of financing), the conditionality of and contingencies related to such proposal, the expected timing and risk of completion, the identity of the person making such proposal and such other factors that are deemed relevant by the Company Board, is more favorable to the Company’s shareholders than the transactions contemplated by this Agreement (after taking into account any revised proposal by Purchaser to amend the terms of this Agreement which are committed to in writing.

(ff)                              “US$” or “dollars” means United States of America dollars.

The following terms have the meanings specified in the indicated Sections:

Term	Section

Agreement	Header
Board Recommendation	1.2. (a)
Common Shares	1.1. (a)
Company	Header
Company Balance Sheet	3.5. (a)
Company Board	Whereases
Company Governing Documents	3.1. (b)
Company Material Contracts	3.7. (a) (xi)
Company Shares	1.1. (a)
Company Violation	3.4. (a)
Consent	3.4. (b)
Employee Benefit Arrangement	5.1. (b) (vi)
End Date	7.1. (c)
FCPA	3.6. (c)
Governmental Entity	3.4. (b)
Instruments of Indebtedness	3.7. (a) (i)
Real Property	3.17
Material Customers	3.13
Material Suppliers	3.13
Offer	1.1. (a)
Offer Documents	1.1. (a)
Offer Price	1.1. (b)
Purchaser	Header
Purchaser Representatives	5.3. (a)
SEC	1.1. (a)
Subsidiary Governing Documents	3.1. (b)
Tax	3.11. (c)
Tax Return	3.11. (c)
Tender Offer Conditions	1.1. (e)

Section 8.10                            Enforcement; Forum; Waiver of Jury Trial.

(a)                                 The Company agrees that to the extent it has incurred losses or damages in connection with this Agreement, (i) the maximum aggregate liability of Purchaser for such losses or damages shall be limited to payment of the Expenses Reimbursement as specified in Section 7.3 and (ii) in no event shall the Company seek to recover any money damages in excess of the Expenses Reimbursement from Purchaser, or any of their respective any of their respective former, current, or future stockholders, managers, members, directors, officers, Affiliates or agents in connection therewith.

(b)                                 Each of the parties hereby agrees that all actions or proceedings arising out of or in connection with this Agreement or the transactions contemplated hereby (including the Offer and the Debt Exchange) or for recognition and enforcement of any judgment arising out of or in connection with this Agreement or the transactions contemplated hereby (including the Offer and the Debt Exchange), shall be tried and determined exclusively in any federal court located in Mexico City, and each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and with respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts.  Each of the parties hereby expressly waives any right it may have to assert, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action or proceeding:  (i) any claim that it is not subject to personal jurisdiction in the aforesaid courts for any reason; (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (iii) that (A) any of the aforesaid courts is an inconvenient or inappropriate forum for such action or proceeding, (B) venue is not proper in any of the aforesaid courts and (C) this Agreement, the transactions contemplated hereby (including the Offer and the Debt Exchange) or the subject matter hereof or thereof, may not be enforced in or by any of the aforesaid courts.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

PURCHASER

By:
Signature
Print Name: Javier Molinar Horcasitas
Title: Attorney in fact

Signature page to Recapitalizacion Agreement dated December 4, 2012

COMPANY

By:
Signature
Print Name: Gonzalo Alarcón Iturbide
Title: Attorney in fact

Signature page to Recapitalizacion Agreement dated December 4, 2012

EXHIBIT 2

Issuer:	Maxcom Telecomunicaciones, S.A.B. de C.V.

Guarantors:	Same as guarantors of the Current Notes

Maturity:	December 15, 2019

Interest:	The new senior notes will bear interest at interest rate to be determined by Purchaser.

Except as necessary to reflect the forgoing terms, the indenture governing the New Notes shall contain covenants substantially the as the indenture governing the Current Notes; provided that the definition of change of control will specifically exclude the transactions contemplated by this Agreement.  The New Notes will be secured by the same collateral that secures the Current Notes.

As part of the Debt Exchange, the Company will conduct a consent solicitation, which among other things, will seek the consent of holders of the Current Notes their consent to the removal, subject to applicable law, of substantially all of the covenants contained in the indenture governing the Current Notes.